Exhibit 23.3

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, as amended (Nos. 333-159707 and 333-153909), of Medical Imaging Corp. (the “Company”) of our report dated April 13, 2016, with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, as of and for the year ended December 31, 2015, filed on April 14, 2016.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

April 14,  2016